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                          AGREEMENT AND PLAN OF MERGER




     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), made this 12th day of March 1999, by and between CalEnergy Company, Inc., a Delaware corporation ("CalEnergy"), and Maverick Reincorporation Sub, Inc., an Iowa corporation and a wholly owned subsidiary of CalEnergy ("Reincorporation Sub") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 11, 1998 (the "MidAmerican Merger Agreement"), CalEnergy has agreed to acquire MidAmerican Energy Holdings Company ("MidAmerican"), pursuant to the terms and on the conditions stated therein (the "MidAmerican Merger");

     WHEREAS, as a condition to the MidAmerican Merger and pursuant to the MidAmerican Merger Agreement, CalEnergy has agreed to reincorporate in the State of Iowa through a merger with Reincorporation Sub wherein Reincorporation Sub shall be the surviving corporation (the "Merger"), as further provided herein;

     WHEREAS, the Boards of Directors of CalEnergy and Reincorporation Sub have determined that the Merger of CalEnergy with and into Reincorporation Sub upon the terms hereinafter set forth is advisable and in the best interests of the shareholders of such corporations and the Boards of Directors of CalEnergy and Reincorporation Sub have adopted and approved the MidAmerican Merger Agreement, which has been submitted to the shareholders of CalEnergy and Reincorporation Sub for their approval and such shareholders have approved the MidAmerican Merger Agreement;

     WHEREAS, the CalEnergy and Reincorporation Sub are entering into this Agreement and Plan of Merger to further effect the terms of the Merger;

     WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986; and

     WHEREAS, CalEnergy and Reincorporation Sub, as appropriate, intend to take all such action as may be necessary or appropriate as and when required by the provisions of this Agreement, in order to consummate the Merger;

          NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:




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                                    ARTICLE I

                                     GENERAL

     1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

     1.2 Effective Time of the Merger. The Merger shall become effective immediately upon the later of the filing of (i) this Agreement or articles of merger with the Secretary of State of Iowa in accordance with the Iowa Business Corporation Act and (ii) the filing of this Agreement or a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law . The date and time of such effectiveness is hereinafter called the "Effective Date."

     1.3 Surviving Corporation. At the Effective Time, CalEnergy shall be merged with and into Reincorporation Sub, and Reincorporation Sub shall be the surviving corporation, governed by the laws of the State of Iowa (hereinafter sometimes called the "Surviving Corporation"). The name of the Surviving Corporation will be Maverick Reincorporation Sub, Inc.

     1.4 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be in forms attached hereto as Exhibits A and B, respectively, subject always to the right of the Surviving Corporation to amend its Articles of Incorporation and Bylaws in accordance with the laws of the State of Iowa and the provisions of the Articles of Incorporation.

     1.5 Directors. The directors of CalEnergy in office at the Effective Time shall be and constitute the directors of the Surviving Corporation, each holding the same directorship in the Surviving Corporation as he or she held in CalEnergy for the terms elected and/or until their respective successors shall be elected or appointed and qualified; provided, that the initial Board of Directors of the Surviving Corporation shall be expanded to a total of 14 members to include Stanley J. Bright. Frank S. Cottrell, Jack W. Eugster and Robert L. Peterson. The directors of the Surviving Corporation shall continue to be members of the same class of directors as they were in CalEnergy, with Messrs. Bright, Cottrell, Eugster and Peterson to be members of the class of directors of the Surviving Corporation as designated by the Board of Directors of CalEnergy.

     1.6 Officers. The officers of CalEnergy in office at the Effective Time shall be and constitute the officers of the Surviving Corporation, each holding the same office in the Surviving Corporation as he or she held in CalEnergy for the terms elected and/or until their respective successors shall be elected or appointed and qualified, with the following changes:

     Steven A. McArthur -- Senior Vice President and Secretary (in lieu of any previous positions he held with CalEnergy);
     Craig M. Hammett -- Senior Vice President and Treasurer (in lieu of any previous positions he held with CalEnergy);


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     John A. Rasmussen, Jr. -- Senior Vice President and General Counsel;
     Alan L. Wells -- Senior Vice President and Chief Financial Officer; and Ronald W. Stepien -- President -- MidAmerican Energy.

     1.7 Effect of the Merger. On and after the Effective Time, the separate existence of CalEnergy and Reincorporation Sub shall cease and the Surviving Corporation shall succeed, without further action, to all the properties and assets of CalEnergy and Reincorporation Sub of every kind, nature and description and to CalEnergy's and Reincorporation Sub's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests to all real estate and other property owned by CalEnergy or Reincorporation Sub without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of CalEnergy or Reincorporation Sub shall become the liabilities and obligations of the Surviving Corporation, and any proceedings pending against CalEnergy or Reincorporation Sub will be continued as if the Merger had not occurred.

     1.8 Further Assurances. CalEnergy hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof.


                                   ARTICLE II

                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     2.1 CalEnergy Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CalEnergy, Reincorporation Sub or the holders of any of the common stock, $.01 par value per share ("CalEnergy Common Stock"), of CalEnergy, (i) each issued and outstanding share of CalEnergy Common Stock and each share of Common Stock of CalEnergy held in the treasury of CalEnergy shall be converted into one share of Reincorporation Sub Common Stock and (ii) each stock option, stock warrant and other right to subscribe for or purchase shares of CalEnergy Common Stock shall be converted into a stock option, stock warrant and other right to subscribe for or purchase shares of Reincorporation Sub Common Stock under substantially the same terms as the original instruments. Unless and until exchanged for certificates representing shares of Reincorporation Sub Common Stock, the certificates representing shares of CalEnergy


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Common Stock shall represent a like number of shares of Reincorporation Sub
Common Stock.

     2.2 Reincorporation Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CalEnergy, Reincorporation Sub or the holders of any of the common stock, no par value ("Reincorporation Sub Common Stock"), of Reincorporation Sub, each share of Reincorporation Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

     2.3 Series A Junior Preferred Stock. Reincorporation Sub agrees to adopt a Rights Agreement prior to the Effective Time and substantially similar to the Rights Agreement, dated as of December 1, 1988, as amended, between CalEnergy and ChaseMellon Shareholder Services, L.L.C. providing for the deemed issuance of preferred share purchase rights (the "Rights") to trade with and as a part of each share of Reincorporation Sub Common Stock issued in the Merger such that the holders of Reincorporation Sub Common Stock will have substantially the same Rights after the Merger that the holders of CalEnergy Common Stock had immediately prior to the Merger.


                                   ARTICLE III

                            TERMINATION AND AMENDMENT

     3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time by the mutual written consent of the Boards of Directors of CalEnergy and Reincorporation Sub.

     3.2 Consequences of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3.1 hereof, this Agreement shall be of no further force or effect.

     3.3 Modification, Amendment, Etc. Any of the terms or conditions of this Agreement may be waived at any time, by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of the Constituent Corporations, to the full extent permitted by the corporate laws of the States of Iowa and Delaware. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.


                                   ARTICLE IV

                                  MISCELLANEOUS

     4.1 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.


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     4.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

     4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without regard to the conflicts of laws principals thereof.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.

                                       CALENERGY COMPANY, INC., a Delaware
                                       corporation


                                       By: /s/ Steven A. McArthur
                                           --------------------------
                                           Name:  Steven A. McArthur
                                           Title: Executive Vice President and
                                                  Secretary



                                       MAVERICK REINCORPORATION SUB, INC.,
                                       an Iowa corporation


                                       By: /s/ Steven A. McArthur
                                           --------------------------
                                           Name:  Steven A. McArthur
                                           Title: Vice President and Secretary


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